Exhibit 99.1

NEWS RELEASE

42 E. Lancaster Avenue Paoli, Pennsylvania 19301 | 610-644-9400 | http://ir.malvernbancorp.com

Investor Contacts:

Joseph D. Gangemi

Corporate Investor Relations

610-695-3676

Investor Relations Contact:

Ronald Morales

610-695-3646

Malvern Bancorp, Inc. Reports Second Quarter 2021 Operating Results

PAOLI, PA., May 11, 2021 -- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), the parent company of Malvern Bank, National Association (the “Bank”), today reported operating results for the second fiscal quarter ended March 31, 2021. Net income amounted to $2.2 million, or $0.30 per fully diluted common share, compared with net income of $1.9 million, or $0.25 per fully diluted common share, for the quarter ended March 31, 2020. The increases in net income and diluted earnings per share from the second quarter of 2020 were primarily due to a decrease in provision for loan losses. Annualized return on average assets (“ROAA”) was 0.73 percent for the quarter ended March 31, 2021, compared to 0.61 percent for the quarter ended March 31, 2020, and annualized return on average equity (“ROAE”) was 6.14 percent for the quarter ended March 31, 2021, compared with 5.29 percent for the quarter ended March 31, 2020.

For the six months ended March 31, 2021, net income amounted to $4.5 million, or $0.60 per fully diluted common share, compared with net income of $2.7 million, or $0.35 per fully diluted common share, for the six months ended March 31, 2020. The annualized ROAA was 0.73 percent for the six months ended March 31, 2021, compared to 0.43 percent for the six months ended March 31, 2020, and the annualized ROAE was 6.26 percent for the six months ended March 31, 2021, compared with 3.74 percent for the six months ended March 31, 2020.

“I am pleased to report improved business results for the second quarter, including increased net income, net interest margin, and other key metrics, which indicate a recent economic momentum in our markets. With continued momentum, we also anticipate a marked improvement in business opportunities and an environment in which businesses can rebound further. These trends should lead to improved credit quality and strong operating results for the balance of 2021,” commented Anthony C. Weagley, President and Chief Executive Officer.

Statement of Income Highlights at March 31, 2021

•

Net interest margin (“NIM”) increased to 2.54 percent for the quarter ended March 31, 2021, compared to 2.24 percent for the prior year’s quarter ended March 31, 2020. The increase was driven by the reduction in interest expense, partially offset by a decrease in interest-earning assets. On a linked quarter basis, NIM compressed 0.08 percent to 2.62 percent; the linked quarter compression was driven by adjustments to loan interest income as a result of non-accrual interest and related COVID deferred interest.

•

Net interest income increased $425,000, or 3.1 percent, for the six months ended March 31, 2021 compared to the six months ended March 31, 2020. The increase in net interest income was due primarily to a reduction in cost of interest-bearing deposits. Net interest income decreased $502,000 compared to the sequential quarter ended December 31, 2020.

•

The Company did not record a provision for loan losses during the three-month period ended March 31, 2021. The Company’s provision for loan losses in the sequential quarter ended December 31, 2020 was $550,000. For the six months ended March 31, 2021, provision for loan losses was $550,000, or $2.2 million less than the $2.8 million provision recorded for the six months ended March 31, 2020.

Linked Quarter Financial Ratios (unaudited)

As of or for the quarter ended:	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20
Return on average assets (1)	0.73%	0.74%	(1.15%)	0.47%	0.61%
Return on average equity (1)	6.14%	6.38%	(9.54%)	4.06%	5.29%
Net interest margin (1)	2.54%	2.62%	2.38%	2.28%	2.24%
Loans / deposits ratio	108.14%	111.33%	116.62%	117.93%	111.02%
Shareholders’ equity / total assets	12.09%	11.73%	11.64%	11.92%	11.58%
Efficiency ratio	63.5%	58.3%	61.5%	66.7%	59.8%
Book value per common share	$19.17	$18.83	$18.47	$18.86	$18.67

(1)	Annualized.

Linked Quarter Income Statement Data

(unaudited) (in thousands, except share and per share data)

For the quarter ended:	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20
Net interest income	$6,802	$7,304	$6,720	$6,631	$6,793
Provision for loan losses	-	550	7,400	435	625
Net interest income after provision for loan losses	6,802	6,754	(680)	6,196	6,168
Other income	1,167	1,224	692	389	964
Other expense	5,063	4,972	4,558	4,684	4,638
Income (loss) before income tax expense	2,906	3,006	(4,546)	1,901	2,494
Income tax expense (benefit)	682	733	(1,043)	447	586
Net income (loss)	$2,224	$2,273	$(3,503)	$1,454	$1,908
Earnings (loss) per common share
Basic	$0.30	$0.30	$(0.46)	$0.19	$0.25
Diluted	$0.30	$0.30	$(0.46)	$0.19	$0.25
Weighted average common shares outstanding
Basic	7,529,408	7,525,808	7,522,199	7,538,375	7,663,771
Diluted	7,530,151	7,526,376	7,522,360	7,538,375	7,663,771

Net Interest Income

Net interest income was $6.8 million for the quarters ended March 31, 2021 and 2020. For the quarter ended March 31, 2021, NIM increased by 30 basis points to 2.54 percent, as compared to 2.24 percent for the quarter ended March 31, 2020. This increase was primarily driven by a reduction in interest expenses as the cost of interest-bearing deposits decreased by 79 basis points compared to the second fiscal quarter of 2020, offset in part by the impact of adjustments to loan interest income as a result of non-accrual interest and related COVID deferred interest. The cost of borrowings decreased by 42 basis points compared to the second fiscal quarter of 2020.

Net interest income was $14.1 million for the six months ended March 31, 2021, an increase of $425,000, or 3.1 percent, from $13.7 million for the six months ended March 31, 2020. For the six months ended March 31, 2021, NIM increased by 30 basis points to 2.58 percent, as compared to 2.28 percent for the six months ended March 31, 2020. Consistent with the current quarter, this increase was primarily driven by the 74 basis point decrease in cost of interest-bearing deposits compared to the six months ended March 31, 2020. The cost of borrowings decreased by 43 basis points compared to the six months ended March 31, 2020.

Total Interest Income

For the quarters ended March 31, 2021 and March 31, 2020, total interest income was $9.5 million and $11.6 million, respectively. The average yield on interest-earning assets declined 27 basis points when compared to the same period in 2020. Total interest income fell for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, primarily due to a 53 basis point decrease on the average yield on loans.

For the six months ended March 31, 2021, total interest income was $20.1 million, a decrease of $3.3 million or 14.2 percent, from $23.5 million for the six months ended March 31, 2020. The average yield on interest-earning assets declined 22 basis points when compared to the same period in 2020. Total interest income fell for the six months ended March 31,

2021, compared to the six months ended March 31, 2020, primarily due to a 48 basis point decrease on the average yield on loans.

Interest Expense

For the quarter ended March 31, 2021, interest expense decreased by $2.1 million, or 43.4 percent, to $2.7 million, compared to $4.8 million for the quarter ended March 31, 2020. The decrease in interest expense is primarily attributable to rate related factors, as the average rate on interest-bearing liabilities fell 75 basis points. This decline is reflected in a 79 basis point decrease in the rate on interest-bearing deposits.

On a linked quarter basis, the annualized average rate paid on total interest-bearing liabilities decreased 22 basis points to 1.08 percent for the quarter ended March 31, 2021, compared to 1.30 percent for the quarter ended December 31, 2020.  The decrease is reflected in a 23 basis point decrease in the rate on interest-bearing deposits.

Total interest expense decreased by $3.8 million, or 38.4 percent, to $6.0 million for the six months ended March 31, 2021, compared to $9.8 million for the six months ended March 31, 2020. The decrease in interest expense on deposits is primarily attributable to rate related factors. The annualized average rate on total interest-bearing liabilities decreased to 1.19 percent for the six months ended March 31, 2021, from 1.88 percent for the six months ended March 31, 2020. This decrease primarily reflects a decrease in the average rate of interest-bearing deposits of 0.74 percent and a decrease in the average rate of borrowings of 0.43 percent. The decrease in the average rate of interest-bearing deposits consisted of a 0.77 percent decrease in average rate of other interest-bearing deposit accounts, a 0.72 percent decrease in the average rate of certificates of deposit, and a 0.70 percent decrease in the average rate of money market accounts.

Other Income

Other income increased $203,000, or 21.1 percent, during the quarter ended March 31, 2021 compared to the quarter ended March 31, 2020.  The increase in other income was primarily due to increases of $274,000 in net gains on sale of loans and $79,000 in net gains on sale of investments, partially offset by a decrease of $185,000 in service charges and other fees.  The gain on sale of loans was a result of a strategic effort to originate and sell residential loans in this low interest rate environment. The net gain on sale of investments resulted from managing and optimizing portfolio activity in the ordinary course of business. The decrease in service charges and other fees was primarily due to the recognition of approximately $371,000 of net swap fees through the Bank’s commercial loan hedging program realized during the quarter ended March 31, 2020, offset by approximately $131,000 in prepayment penalties and $44,000 of PPP loan referral income recognized during the quarter ended March 31, 2021.

For the six months ended March 31, 2021, total other income increased $984,000 compared to the same period in 2020. This increase was primarily a result of a $675,000 increase in net gains on sale of loans and a $434,000 increase in net gains on sale of investments, offset by a decrease of $197,000 in service charges and other fees. The decrease in service charges and other fees is primarily due to the recognition of approximately $371,000 less of net swap fees through the Bank’s commercial loan hedging program during the six months ended March 31, 2020.

Other Expense

Other expense for the quarter ended March 31, 2021 increased $425,000, or 9.2 percent, when compared to the quarter ended March 31, 2020. The increase was primarily due to increases of $382,000 in professional fees associated with legal, accounting, and audit expenses related to the Company’s periodic and annual filings. Other increases included $80,000 in federal deposit insurance premium expense due to expiration of credits generated from Deposit Insurance Fund reserve ratio exceeding the official required reserve ratio in the prior period.

Other expense for the six months ended March 31, 2021 increased $975,000, or 10.8 percent, when compared to the six months ended March 31, 2020. The increase was primarily due to increases of $604,000 in professional fees associated with legal, accounting, and audit expenses related to the Company’s periodic and annual filings. Other increases included $159,000 in federal deposit insurance premium expense as addressed above and $151,000 in salaries and employee benefits due to normal increases to salary and benefits to support overall franchise growth.

Income Taxes

The Company recorded $682,000 in income tax expense during the quarter ended March 31, 2021 compared to $586,000 in income tax expense during the quarter ended March 31, 2020. The effective tax rate for the Company for the quarters ended March 31, 2021 and 2020 was 23.5 percent.

For the six months ended March 31, 2021, income tax expense increased by $855,000 or 152.7 percent, to $1.4 million from $560,000 for the six months ended March 31, 2020. The effective tax rates for the Company for the six months ended March 31, 2021 and 2020 were 23.9 percent and 17.2 percent, respectively. Tax expense for the six months ended March 31, 2020 was impacted due to discrete tax items in the first fiscal quarter of 2020.

Statement of Condition Highlights at March 31, 2021

•	Total assets stood at $1.206 billion at March 31, 2021, a decrease of $1.9 million, or 0.2 percent, compared to September 30, 2020.
•	Deposits totaled $912.2 million at March 31, 2021, an increase of $21.3 million, or 2.4 percent, compared to September 30, 2020.
•

Non-performing assets (“NPAs”) were 2.39 percent and 1.87 percent of total assets at March 31, 2021 and September 30, 2020, respectively. Excluding one OREO property of $5.8 million, NPAs were 1.91 percent and 1.39 percent of total assets at March 31, 2021 and September 30, 2020, respectively. The allowance for loan losses as a percentage of total non-performing loans was 54.7 percent at March 31, 2021, compared to 74.1 percent at September 30, 2020.

•	The Company’s ratio of shareholders’ equity to total assets was 12.09 percent at March 31, 2021, compared to 11.64 percent at September 30, 2020.
•	Book value per common share amounted to $19.17 at March 31, 2021, compared to $18.47 at September 30, 2020.

Linked Quarter Statement of Condition Data

(in thousands, unaudited)

At quarter ended:	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20
Cash and due from depository institutions	$99,358	$83,764	$16,386	$30,653	$1,829
Interest-bearing deposits in depository institutions	9,556	25,458	45,053	28,291	124,239
Investment securities, available for sale, at fair value	28,899	35,224	31,541	33,245	21,839
Investment securities held to maturity	25,834	14,161	14,970	15,921	18,046
Restricted stock, at cost	8,891	9,327	9,622	9,766	10,913
Loans receivable, net of allowance for loan losses	974,596	990,346	1,026,894	1,032,318	1,007,132
OREO	5,796	5,796	5,796	5,796	5,796
Accrued interest receivable	3,598	4,051	3,677	5,680	4,121
Operating lease right-of-use-assets	2,322	2,479	2,638	2,799	2,959
Property and equipment, net	6,040	6,154	6,274	6,355	6,476
Deferred income taxes, net	3,535	3,601	3,680	3,103	2,974
Bank-owned life insurance	25,725	25,564	25,400	20,270	20,144
Other assets	12,269	14,999	16,344	13,873	13,869
Total assets	$1,206,419	$1,220,924	$1,208,275	$1,208,070	$1,240,337
Deposits	$912,213	$900,465	$890,906	$884,444	$915,900
FHLB advances	110,000	130,000	130,000	130,000	133,000
Secured borrowings	—	—	4,225	4,225	4,225
Other borrowings	—	5,000	—	—	—
Subordinated debt	24,855	24,816	24,776	24,737	24,697
Operating lease liabilities	2,357	2,512	2,671	2,824	2,976
Other liabilities	11,143	14,865	15,104	18,309	16,389
Shareholders’ equity	145,851	143,266	140,593	143,531	143,150
Total liabilities and shareholders’ equity	$1,206,419	$1,220,924	$1,208,275	$1,208,070	$1,240,337

The following table sets forth the Company’s consolidated average statement of condition for the quarters presented.

Condensed Consolidated Average Statement of Condition

(in thousands, unaudited)

For the quarter ended:	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20
Investment securities	$58,559	$59,135	$48,549	$43,349	$40,165
Interest-bearing cash accounts	21,506	21,690	27,996	76,828	148,580
Loans	990,913	1,032,483	1,045,595	1,033,246	1,015,017
Allowance for loan losses	(13,037)	(12,462)	(11,071)	(10,618)	(9,756)
All other assets	165,942	123,919	107,512	85,169	63,434
Total assets	$1,223,883	$1,224,765	$1,218,581	$1,227,974	$1,257,440
Non-interest-bearing deposits	$50,327	$48,152	$49,139	$46,450	$41,916
Interest-bearing deposits	866,153	854,649	842,727	852,330	892,583
FHLB advances	116,889	130,000	130,000	136,121	133,000
Other short-term borrowings	3,111	5,918	4,250	4,526	4,525
Subordinated debt	24,835	24,794	24,760	24,719	24,680
Other liabilities	17,751	18,689	20,853	20,509	16,440
Shareholders’ equity	144,817	142,563	146,852	143,319	144,296
Total liabilities and shareholders’ equity	$1,223,883	$1,224,765	$1,218,581	$1,227,974	$1,257,440

Deposits

The following table reflects the composition of the Company’s deposits as of the dates indicated.

(in thousands, unaudited)
At quarter ended:	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20
Demand:
Non-interest-bearing	$54,210	$49,264	$50,422	$47,443	$42,874
Interest-bearing	313,865	303,535	303,682	277,238	291,191
Savings	49,601	46,531	45,072	43,702	43,550
Money market	338,100	303,796	277,711	281,419	280,173
Time	156,437	197,339	214,019	234,642	258,112
Total deposits	$912,213	$900,465	$890,906	$884,444	$915,900

Loans

Total net loans amounted to $974.6 million at March 31, 2021 compared to $1.027 billion at September 30, 2020, for a net decrease of $52.3 million or 5.09 percent for the period.  The allowance for loan losses amounted to $12.6 million, or 1.28 percent of total loans, at March 31, 2020 and $12.4 million, or 1.22 percent of total loans excluding PPP loans, at September 30, 2020.  Average loan balances for the quarter ended March 31, 2021 totaled $990.9 million as compared to $1.046 billion for the quarter ended September 30, 2020, representing a 5.23 percent decrease.

At the end of the second fiscal quarter of 2021, the gross loan portfolio remained weighted toward two primary components: commercial and the core residential portfolio, with commercial loans accounting for 67.1 percent and single-family residential real estate loans accounting for 22.1 percent.  Construction and development loans amounted to 8.1 percent and consumer loans represented 2.7 percent of the gross loan portfolio at such date.  The decrease in the gross loan portfolio at March 31, 2020 compared to September 30, 2020 primarily reflected decreases of $16.0 million in commercial loans net of the sale of $19.7 million of PPP loans, $23.9 million in residential mortgage loans, and $4.0 million in consumer loans, which were partially offset by an increase of $11.0 million in construction and development loans.

The following table reflects the Company’s loan portfolio composition (excluding loans held for sale) as of the dates indicated.

(in thousands, unaudited)
At quarter ended:	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20
Residential Mortgage	$218,165	$232,481	$242,090	$246,215	$240,633
Construction and Development:
Residential and commercial	76,257	73,000	65,703	56,999	52,313
Land	3,596	3,648	3,110	3,535	3,579
Total construction and development	79,853	76,648	68,813	60,534	55,892
Commercial:
Commercial real estate	482,611	478,808	495,398	506,180	515,692
Farmland	7,344	7,378	7,517	7,531	7,537
Multi-family	67,122	67,457	67,767	66,416	59,978
Commercial and industrial	94,706	101,852	116,584	115,899	96,574
Other	9,927	10,010	10,142	8,397	7,604
Total commercial	661,710	665,505	697,408	704,423	687,385
Consumer:
Home equity lines of credit	15,936	16,389	17,128	18,097	18,441
Second mortgages	8,114	9,097	10,711	11,704	12,393
Other	2,650	2,388	2,851	2,074	2,112
Total consumer	26,700	27,874	30,690	31,875	32,946
Total loans	986,428	1,002,508	1,039,001	1,043,047	1,016,856
Deferred loan costs, net	769	873	326	338	832
Allowance for loan losses	(12,601)	(13,035)	(12,433)	(11,067)	(10,556)
Loans Receivable, net	$974,596	$990,346	$1,026,894	$1,032,318	$1,007,132

At March 31, 2021, the Company had $130.8 million in overall undisbursed loan commitments, which consisted primarily of available usage from active construction facilities, unused commercial lines of credit, and home equity lines of credit.

Asset Quality

Non-accrual loans totaled $22.3 million at March 31, 2021 and $16.7 million at September 30, 2020. The increase in non-accrual loans was primarily due to one $12.9 million commercial real estate loan classified as substandard and non-accruing as of March 31, 2021. This loan was placed on non-accrual during the quarter, and is currently making payments in accordance with the loan’s contractual terms, which are being applied 100 percent to reduce the principal balance of the loan.

This increase in non-accrual loans was partially offset by a $6.5 million commercial real estate, TDR loan that was returned to accrual status. The total portfolio of non-accrual loans at March 31, 2021 was comprised of two commercial real estate loans with an aggregate outstanding balance of approximately $20.3 million, twelve residential mortgage loans with an aggregate outstanding balance of approximately $1.6 million, and eleven consumer loans with an aggregate outstanding balance of approximately $323,000.

At March 31, 2021, NPAs totaled $28.8 million, or 2.39 percent of total assets, as compared with $22.6 million, or 1.87 percent of total assets, at September 30, 2020. The increase in NPAs is due to the increase in non-accrual loans as described above.

OREO totaled $5.8 million at both March 31, 2021 and September 30, 2020.  Excluding the $5.8 million of OREO, NPAs totaled $23.0 million, or 1.91 percent of total assets at March 31, 2021, and $16.8 million, or 1.39 percent of total assets at September 30, 2020.

Performing TDR loans were $22.7 million at March 31, 2021 and $13.4 million at September 30, 2020. As noted above, one commercial real estate loan in the amount of $6.5 million was returned to accruing status and as such is now classified as a performing TDR as of the second fiscal quarter of 2021.

Non-Performing Asset and Other Asset Quality Data:

(dollars in thousands, unaudited)
As of or for the quarter ended:	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20
Non-accrual loans(1)	$22,281	$16,240	$16,730	$8,871	$8,655
Loans 90 days or more past due and still accruing	765	775	58	265	168
Total non-performing loans	23,046	17,015	16,788	9,136	8,823
OREO	5,796	5,796	5,796	5,796	5,796
Total NPAs	$28,842	$22,811	$22,584	$14,932	$14,619
Performing TDR loans	$22,697	$16,229	$13,418	$13,640	$3,243

NPAs / total assets	2.39%	1.87%	1.87%	1.24%	1.18%
Non-performing loans / total loans	2.34%	1.70%	1.62%	0.88%	0.87%
Net (recoveries) charge-offs	$434	$(52)	$6,034	$(76)	$31
Net (recoveries) charge-offs /average loans(2)	0.18%	(0.02%)	2.31%	(0.03%)	0.01%
Allowance for loan losses / total loans	1.28%	1.30%	1.22%	1.08%	1.04%
Allowance for loan losses / non-performing loans	54.7%	76.6%	74.1%	121.1%	119.6%

Total assets	$1,206,419	$1,220,924	$1,208,275	$1,208,070	$1,240,337
Total gross loans	986,428	1,002,508	1,039,001	1,043,047	1,016,856
Average loans	990,913	1,032,483	1,045,595	1,033,246	1,015,017
Allowance for loan losses	12,601	13,035	12,433	11,067	10,556

(1)	Fourteen loans totaling approximately $14.2 million, or 63.7 percent of the total non-accrual loan balance, were making payments as of March 31, 2021.
(2)	Annualized.

The allowance for loan losses at March 31, 2021 amounted to approximately $12.6 million, or 1.28 percent of total loans compared to $12.4 million, or 1.22 percent of total loans excluding PPP loans, at September 30, 2020.  The Company did not record a provision for loan losses during the fiscal quarter ended March 31, 2021.

Loan Deferrals

At March 31, 2021, the Company had six COVID-19-related modified loan deferrals totaling approximately $1.8 million or 0.18 percent of total loans, down approximately $67.1 million or 97% from 16 COVID-19-related modified loan deferrals totaling approximately $68.9 million or 6.87 percent of total loans at December 31, 2020.  At May 7, 2021 the Company had two COVID-19-related modified loan deferrals totaling approximately $222,000 or 0.02 percent of total loans.

Capital

At March 31, 2021, total shareholders’ equity amounted to $145.9 million, or 12.09 percent of total assets, compared to $140.6 million, or 11.64 percent of total assets at September 30, 2020.  The Company’s capital position continues to significantly exceed all regulatory capital guidelines.  At March 31, 2021, the Bank’s common equity Tier 1 capital ratio was 16.20 percent, Tier 1 leverage ratio was 13.18 percent, Tier 1 risk-based capital ratio was 16.20 percent and the total risk-based capital ratio was 17.45 percent.  At September 30, 2020, the Bank’s common equity Tier 1 capital ratio was 15.40 percent, Tier 1 leverage ratio was 12.78 percent, Tier 1 risk-based capital ratio was 15.40 percent and the total risk-based capital ratio was 16.64 percent.

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect, and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its nine other banking locations in Chester and Delaware counties, Pennsylvania, Morristown, New Jersey, its New Jersey regional headquarters and Palm Beach Florida. The Bank also maintains representative offices in Wellington, Florida, and Allentown, Pennsylvania.  The Bank’s primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and a strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized investment advisory services to individuals, families, businesses and non-profits. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services.

The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company, including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, and shareholder value creation.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: the effects of, and changes in, trade, monetary and fiscal policies and laws, including recent changes in interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of competition and the acceptance of the Company’s products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations; technological changes; any oversupply of inventory and deterioration in values of real estate in the markets in which the Company operates, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; the effects of the Company’s lack of a widely-diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risk involved in the foregoing.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2020

Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be fully reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we are subject to any of the following risks, any of which could continue to have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to continue to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may continue to decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0 percent, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our NIM and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, unless required by law.

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2021	September 30, 2020
(in thousands, except for share and per share data)	(unaudited)
ASSETS
Cash and due from depository institutions	$99,358	$16,386
Interest-bearing deposits in depository institutions	9,556	45,053
Total cash and cash equivalents	108,914	61,439
Investment securities available for sale, at fair value (amortized cost of $29,165 and $31,658 at March 31, 2021 and September 30, 2020, respectively)	28,899	31,541
Investment securities held to maturity (fair value of $26,367 and $15,608 at March 31, 2021 and September 30, 2020, respectively)	25,834	14,970
Restricted stock, at cost	8,891	9,622
Loans receivable, net of allowance for loan losses	974,596	1,026,894
Other real estate owned	5,796	5,796
Accrued interest receivable	3,598	3,677
Operating lease right-of-use-assets	2,322	2,638
Property and equipment, net	6,040	6,274
Deferred income taxes, net	3,535	3,680
Bank-owned life insurance	25,725	25,400
Other assets	12,269	16,344
Total assets	$1,206,419	$1,208,275
LIABILITIES
Deposits:
Non-interest bearing	$54,210	$50,422
Interest-bearing	858,003	840,484
Total deposits	912,213	890,906
FHLB advances	110,000	130,000
Secured borrowings	—	4,225
Subordinated debt	24,855	24,776
Advances from borrowers for taxes and insurance	2,038	1,741
Accrued interest payable	648	728
Operating lease liabilities	2,357	2,671
Other liabilities	8,457	12,635
Total liabilities	1,060,568	1,067,682
SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 7,804,469 and 7,609,953 issued and outstanding, respectively, at March 31, 2021, and 7,804,469 and 7,609,953 shares issued and outstanding, at September 30, 2020	76	76
Additional paid in capital	85,271	85,127
Retained earnings	64,885	60,388
Unearned Employee Stock Ownership Plan (ESOP) shares	(974)	(1,047)
Accumulated other comprehensive loss	(544)	(1,088)
Treasury stock, at cost: 194,516 shares at March 31, 2021 and September 30, 2020, respectively	(2,863)	(2,863)
Total shareholders’ equity	145,851	140,593
Total liabilities and shareholders’ equity	$1,206,419	$1,208,275

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,		Six Months Ended March 31,
(in thousands, except for share data)	2021	2020	2021	2020
(unaudited)
Interest and Dividend Income
Loans, including fees	$9,069	$10,632	$19,145	$21,558
Investment securities, taxable	321	231	668	446
Investment securities, tax-exempt	23	34	47	73
Dividends, restricted stock	119	182	260	370
Interest-bearing cash accounts	7	550	15	1,022
Total Interest and Dividend Income	9,539	11,629	20,135	23,469
Interest Expense
Deposits	1,805	3,623	4,062	7,360
Short-term borrowings	3	—	48	—
Long-term borrowings	546	830	1,153	1,662
Subordinated debt	383	383	766	766
Total Interest Expense	2,737	4,836	6,029	9,788
Net interest income	6,802	6,793	14,106	13,681
Provision for Loan Losses	—	625	550	2,775
Net Interest Income after Provision for Loan Losses	6,802	6,168	13,556	10,906
Other Income
Service charges and other fees	419	604	666	863
Rental income-other	54	55	108	109
Net gains on sale of investments	259	180	614	180
Net gains on sale of loans	274	—	678	3
Earnings on bank-owned life insurance	161	125	325	252
Total Other Income	1,167	964	2,391	1,407
Other Expense
Salaries and employee benefits	2,275	2,271	4,547	4,396
Occupancy expense	568	591	1,110	1,173
Federal deposit insurance premium	83	3	159	—
Advertising	32	32	64	54
Data processing	306	272	634	550
Professional fees	884	502	1,547	943
Net other real estate owned expense	3	(1)	31	70
Pennsylvania shares tax	169	170	339	340
Other operating expenses	743	798	1,604	1,534
Total Other Expense	5,063	4,638	10,035	9,060
Income before income tax expense	2,906	2,494	5,912	3,253
Income tax expense	682	586	1,415	560
Net Income	$2,224	$1,908	$4,497	$2,693
Earnings per common share
Basic	$0.30	$0.25	$0.60	$0.35
Diluted	$0.30	$0.25	$0.60	$0.35
Weighted Average Common Shares Outstanding
Basic	7,529,408	7,663,771	7,525,808	7,664,813
Diluted	7,530,151	7,663,771	7,526,376	7,664,813

MALVERN BANCORP, INC. AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended	Three Months Ended	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	3/31/2021	12/31/2020	3/31/2020
(unaudited)
Statements of Operations Data
Interest income	$9,539	$10,596	$11,629
Interest expense	2,737	3,292	4,836
Net interest income	6,802	7,304	6,793
Provision for loan losses	-	550	625
Net interest income after provision for loan losses	6,802	6,754	6,168
Other income	1,167	1,224	964
Other expense	5,063	4,972	4,638
Income before income tax expense	2,906	3,006	2,494
Income tax expense	682	733	586
Net income	$2,224	$2,273	$1,908
Earnings (per Common Share)
Basic	$0.30	$0.30	$0.25
Diluted	$0.30	$0.30	$0.25
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$28,899	$35,224	$21,839
Investment securities held to maturity (fair value of $26,367, $14,745, and $18,434, respectively)	25,834	14,161	18,046
Loans, net of allowance for loan losses	974,596	990,346	1,007,132
Total assets	1,206,419	1,220,924	1,240,337
Deposits	912,213	900,465	915,900
FHLB advances	110,000	130,000	133,000
Subordinated debt	24,855	24,816	24,697
Shareholders' equity	145,851	143,266	143,150
Common Shares Dividend Data
Cash dividends	$-	$-	$-
Weighted Average Common Shares Outstanding
Basic	7,529,408	7,525,808	7,663,771
Diluted	7,530,151	7,526,376	7,663,771
Operating Ratios
Return on average assets	0.73%	0.74%	0.61%
Return on average equity	6.14%	6.38%	5.29%
Average equity / average assets	11.83%	11.64%	11.48%
Book value per common share (period-end)	$19.17	$18.83	$18.67
Non-Financial Information (Period-End)
Common shareholders of record	381	388	383
Full-time equivalent staff	81	80	89